            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denot omissions.

                                                                     Exhibit 3.1

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                              THE MEDICINES COMPANY


         The Medicines Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follow:

         1. That the Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 31, 1996 under the name Medicines Development Company, that the Certificate of Incorporation was amended by Certificates of Amendment of Certificate of Incorporation filed on September 4, 1996, November 20, 1996, June 4, 1997 and December 17, 1997 and that the Certificate of Incorporation, as amended, was amended and restated by the Amended and Restated Certificate of Incorporation filed on August 12, 1998.

         2. By action of the Board of Directors of the Corporation at a meeting, a resolution was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth an Amended and Restated Certificate of Incorporation of the Corporation and declaring said Amended and Restated Certificate of Incorporation advisable. The stockholders of the Corporation duly approved said proposed Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228(a), 242 and 245 of the General Corporation Law of the State of Delaware, and written notice of such consent has been or will be given to all stockholders who have not consented in writing to said restatement. The resolution setting forth the Amended and Restated Certificate of Incorporation is as follows:

RESOLVED:                  That the Board of Directors hereby deems it advisable
                           and in the best interest of the Corporation that the Certificate of Incorporation of the Corporation, as amended, be hereby amended and restated in its entirety so that the same shall read as follows:

FIRST.  The name of the Corporation is:

                              The Medicines Company

SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

         (i)      the development and marketing of pharmaceuticals; and

         (ii) to carry on any business or other activity which may be lawfully carried on by a corporation organized under the General Corporation Laws of Delaware, whether or not related to those referred to in the preceding paragraph.

FOURTH: The total authorized capital stock of the Corporation shall be Eighty-Three Million Five Hundred Fifty Thousand (83,550,000) shares consisting of Forty-Six Million (46,000,000) shares of Common Stock, par value of $0.001 per share (the "Common Stock"), and Thirty-Seven Million Five Hundred Fifty Thousand (37,550,000) shares of Preferred Stock, par value of $1.00 per share (the "Preferred Stock").

The relative powers, preferences and rights together with the qualifications and limitations and restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.       COMMON STOCK.

     1. GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock as may be designated by the Board of Directors upon any issuance of the Preferred Stock.

     2. VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

                  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares there of then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

     3. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

     4. LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.


B. SERIES I CONVERTIBLE PREFERRED STOCK, SERIES II CONVERTIBLE PREFERRED STOCK , SERIES III CONVERTIBLE PREFERRED STOCK AND SERIES IV CONVERTIBLE PREFERRED STOCK.

Three Million Five Hundred Fifty Thousand (3,550,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series I Convertible Preferred Stock" (the "Series I Preferred Stock"), Fifteen Million Eight Hundred Fifty Thousand (15,850,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series II Convertible Preferred Stock" (the "Series II Preferred Stock"), Twelve Million One Hundred Fifty Thousand (12,150,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series III Convertible Preferred Stock" (the "Series III Preferred Stock") and Six Million (6,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series IV Convertible Preferred Stock" (the "Series IV Preferred Stock"). The Series I Preferred Stock, the Series II Preferred Stock, the Series III Preferred Stock and the Series IV Preferred Stock shall be collectively referred to herein as the "Series Preferred Stock". The Series Preferred Stock has the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

         1.       RANK.

                  (a) The Series IV Preferred Stock shall, with respect to dividend rights and rights on redemption, liquidation, dissolution and winding up rank prior to the Series I Preferred Stock, Series II Preferred Stock, Series III Preferred Stock and all Common Stock of the Corporation. The Series III Preferred Stock shall, with respect to dividend rights and rights on redemption, liquidation, dissolution and winding up, (i) rank junior to the Series IV Preferred

Stock and (ii) rank prior to the Series I Preferred Stock, Series II
Preferred Stock and all Common Stock of the Corporation. The Series I Preferred Stock and the Series II Preferred Stock shall, with respect to dividend rights and rights on redemption, liquidation, dissolution and winding up, rank (i) on a parity with one another, (ii) junior to the Series III Preferred Stock and (iii) prior to all of the Common Stock of the Corporation. All equity securities of the Corporation with which any series of Series Preferred Stock ranks on a parity (whether with respect to dividends or upon redemption, liquidation, dissolution or winding up, as may be applicable) are collectively referred to herein as "Parity Securities" with respect to such series of Series Preferred Stock. As used herein, "Junior Stock" means, with respect to any series of Series Preferred Stock, Common Stock or any other class or series of equity securities of the Corporation ranking junior (whether with respect to dividends or upon redemption, liquidation, dissolution or winding up, as may be applicable) to such series of Series Preferred Stock.

         2.       DIVIDENDS.

                  (a) The holders of shares of a series of Series Preferred Stock (including any such shares issued as a dividend pursuant to this Section
2) shall be entitled to receive, when and as declared by the Board of Directors, cumulative dividends legally available for such purposes payable in additional shares of such series of Series Preferred Stock at the rate of seven percent (7%) per share per annum of the applicable Liquidation Value (as hereinafter defined) for such series, and not more. Dividends payable as described above shall be paid on the Series IV Preferred Stock prior to the payment of dividends on the Series I Preferred Stock, Series II Preferred Stock and Series III Preferred Stock. Dividends payable as described above shall be paid on the Series III Preferred Stock prior to the payment of dividends on the Series I Preferred Stock and Series II Preferred Stock. The number of shares of a series of Series Preferred Stock to be issued in payment of the dividend with respect to any outstanding share of such series of Series Preferred Stock shall be determined by dividing the amount of the dividend by the applicable Liquidation Value for such series. To the extent that all or any part of the dividends consisting of additional shares of a series of Preferred Stock would result in the issuance of a fractional share of such series of Series Preferred Stock (which shall be determined with respect to the aggregate number of shares of Series Preferred Stock held of record by each holder), then the amount of such fraction multiplied by the Liquidation Value for such series shall be paid in cash (unless there are not legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible). Such dividends shall be paid annually on July 31, (or, if such day is not a business day, on the next succeeding business day) beginning July 31, 2000, and shall accumulate from August 1, 1999 in the case of the Series I

Preferred Stock, Series II Preferred Stock and Series III Preferred Stock and from May __, 2000 in the case of the Series IV Preferred Stock, whether or not earned or declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year. The amount of dividends payable on the Series Preferred Stock for any period shorter or longer than a full year shall be computed on the basis of a 360-day year. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series Preferred Stock that may be in arrears; provided that if dividends are not paid in full on any dividend payment date, dividends will cumulate as if dividends had been paid in additional shares of the relevant series of Series Preferred Stock and such additional shares were outstanding.

                  (b) So long as any shares of a series of Series Preferred Stock remain outstanding, in no event shall any dividend whatsoever, whether in cash or other property (other than shares of Junior Stock with respect to such series of Series Preferred Stock), be paid or declared or any distribution be made on the Junior Stock with respect to such series of Series Preferred Stock, nor shall any shares of the Junior Stock with respect to such series of Series Preferred Stock be purchased, retired or otherwise acquired for a consideration by the Corporation (i) unless the full dividends of such series of Series Preferred Stock for all past dividend periods from the date on which they became cumulative shall have been paid and sufficient funds and/or securities shall have been paid or set apart for the payment of the dividends for the current dividend period with respect to such series of Series Preferred Stock; and (ii) unless, if at any time the Corporation is obligated to retire shares of such series of Series Preferred Stock pursuant to any mandatory redemption requirement, sinking fund or a fund of a similar nature, all arrears, if any, in respect of the retirement of such series of Series Preferred Stock shall have been made good. Notwithstanding the provisions of Section 2(a) without declaring or paying dividends on such series of Series Preferred Stock, the Corporation may, subject to applicable law, repurchase or redeem shares of Junior Stock with respect to such series of Series Preferred Stock from current or former officers or employees of the Corporation pursuant to the terms of restricted stock agreements in effect on the date hereof (or restricted stock agreements entered into after the date hereof containing substantially similar repurchase or redemption terms as the restricted stock agreements in effect on the date hereof, provided such restricted stock agreements have been approved by the Board of Directors of the Corporation). Subject to the foregoing provisions and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Junior Stock with respect to such series of Series Preferred Stock from time to time out of the remaining funds of the Corporation legally available therefor, and such series of Series Preferred

Stock shall not be entitled to participate in any such dividend, whether payable in cash, stock or otherwise.

                  (c) So long as any shares of a series of Series Preferred Stock remains outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Parity Securities of such series for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on such series of Series Preferred Stock for all dividend periods terminating on or prior to the date of payment of the dividend on such Parity Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon such Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on such series of Series Preferred Stock and accumulated and unpaid on such Parity Securities.

         3. LIQUIDATION, DISSOLUTION OR WINDING UP; CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of Series Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any class or series of stock of the Corporation ranking on liquidation prior and in preference to such series of Series Preferred Stock but before any payment shall be made to the holders of Junior Stock with respect to such series of Series Preferred Stock by reason of their ownership thereof, an amount (the "Liquidation Value") equal to (i) Two Dollars ($2.00) for each share of Series I Preferred Stock, (ii) Three Dollars and Fifty Cents ($3.50) for each share of Series II Preferred Stock, (iii) Four Dollars and Thirty-Two Cents ($4.32) for each share of Series III Preferred Stock and (iv) Four Dollars and Thirty-Two Cents ($4.32) for each share of Series IV Preferred Stock (all subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends (whether or not earned or declared) accrued but unpaid on such shares. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of such series of Series Preferred Stock the full amount to which they shall be entitled, the holders of shares of such series of Series Preferred Stock and any Parity

Securities of such series of Series Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                  (b) In addition, after the payment of all preferential amounts required to be paid to the holders of any class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series IV Preferred Stock, the Series Preferred Stock and any Parity Securities of the Series Preferred Stock, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed, without preference, among the holders of shares of Series Preferred Stock and the Junior Stock with respect to the Series I Preferred Stock, pro rata based on the number of shares of Common Stock held by each (assuming conversion into Common Stock of all such shares of Series Preferred Stock and Junior Stock).

                  (c) The acquisition of the Corporation by another entity by means of any transaction or series of related transactions involving a merger, consolidation or other corporate reorganization of the Corporation into or with another entity (except one in which the holders of capital stock of the Corporation immediately prior to such transaction or transactions continue to hold at least a majority by voting power of the capital stock of the surviving entity), or sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation of the Corporation for purposes of this
Section 3, and the definitive documentation with respect to such transaction or transactions shall provide that the consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation or similar transaction), or consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsections 3(a) and 3(b) above. The amount deemed distributed to the holders of Series Preferred Stock upon any such acquisition transaction or sale shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.


         4.       VOTING.

                  (a) Each holder of outstanding shares of Series Preferred Stock shall be entitled to the number of votes per share of Series Preferred Stock equal to the number of whole shares of Common Stock into which each such share of Series Preferred Stock held by such holder is then convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions of Subsection 4(b) or 4(c) below, holders of Series Preferred Stock shall vote together with the holders of Common Stock as a single class.

                  (b) CONSENTS. In addition to any vote required by applicable law, so long as any shares of Series Preferred Stock are outstanding, the Corporation shall not,

                       (i) without the affirmative vote or written consent of the holders of record of a majority of the shares of Series Preferred Stock then outstanding, voting or consenting, as the case may be, together as a single class:

                            (A)   authorize, create or issue any other class
or series of capital stock ranking prior to or on parity with any series of Series Preferred Stock as to dividends or redemption or upon liquidation, dissolution or winding up; increase the authorized number of shares of any such class or series; reclassify any authorized stock of the Company into shares of any such class or series; or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of any such class or series (whether any such increase, creation, reclassification or authorization shall be by means of amendment to this Certificate of Incorporation or by merger, consolidation or otherwise); provided that this provision shall not apply to the issuance of shares of Series Preferred Stock;

                            (B)   alter or change any of the provisions
(including the adoption of a new provision) of the Certificate of Incorporation of the Corporation or Bylaws of the Corporation so as to adversely affect the preferences, privileges, voting rights or powers of Series Preferred Stock (other than amendments to the dividend, liquidation or redemption provisions of the Series Preferred Stock, as to which subsection (ii) below shall apply);

                            (C)   enter into, or permit any subsidiary of the
Corporation to enter into, any agreement, indenture or other instrument which contains any provision (I) restricting the payment of dividends by the Corporation on such series of Series Preferred Stock when due to the full extent required by Section 2 hereof, or (ii) restricting the redemption of such series of Series Preferred Stock to the full extent required by Section 7 hereof; or

                         (D)  increase the size of the Board of Directors to
more than nine members;

                      (ii) without the affirmative vote or written consent of the holder of record of 66 2/3% of the shares of Series Preferred Stock then outstanding, voting or consenting, as the case may be, together as a single class:

                         (A)   merge or consolidate the Corporation with or into
another entity, or otherwise sell the Company by means of a corporate reorganization;

                         (B)   sell, lease or dispose of all or substantially
all of the assets of the Corporation;

                         (C)   acquire the assets of any other entity in any
transaction outside of the ordinary course of business;

                         (D)   alter or change in any way the dividends payable
with respect to the shares of Series Preferred Stock; or

                         (E)   alter or change in any way the rights with
respect to redemption or liquidation of shares of Series Preferred Stock.

                  (c) SERIES III CONSENTS. In addition to any vote required by applicable law, so long as any shares of Series III Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of record of at least 60% of the shares of Series III Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class:

                      (i) authorize, create or issue any other class or series of capital stock ranking prior to or on parity with the Series III Preferred Stock as to dividends or redemption or upon liquidation, dissolution or winding up; increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Company into shares of any such class or series; create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of any such class or series (whether any such increase, creation, reclassification or authorization shall be by means of amendment to this Certificate of Incorporation or by merger, consolidation or otherwise); or issue any shares of Series III Preferred Stock after the Series Original Issue Date (as defined below) with respect to the Series III Preferred Stock other than pursuant to Section 2 of this Section B of Article Fourth;

                           (ii)  alter or change any of the provisions
(including the adoption of a new provision) of the Certificate of Incorporation of the Corporation or Bylaws of the Corporation so as to adversely affect the preferences, privileges, voting rights or other powers of Series III Preferred Stock;

                           (iii) merge or consolidate the Corporation with or
into another entity, or otherwise sell the Corporation by means of a corporate reorganization;

                           (iv)  sell, lease or dispose of all or substantially
all of the assets of the Corporation; or

                           (v)   acquire the assets of any other entity in any
transaction outside of the ordinary course of business; and

                           (vi)  enter into, or permit any subsidiary of the
Corporation to enter into, any agreement, indenture or other instrument which contains any provision (i) restricting the payment of dividends by the Corporation on the Series III Preferred Stock when due to the full extent required by Section 2 hereof, or (ii) restricting the redemption of the Series III Preferred Stock to the full extent required by Section 7 hereof;

                  (d) SERIES IV CONSENTS. In addition to any vote required by applicable law, so long as any shares of Series IV Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of record of at least 60% of the shares of Series IV Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class:

                           (i)   authorize, create or issue any other class or
series of capital stock ranking prior to or on parity with the Series IV Preferred Stock as to dividends or redemption or upon liquidation, dissolution or winding up; increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Company into shares of any such class or series; create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of any such class or series (whether any such increase, creation, reclassification or authorization shall be by means of amendment to this Certificate of Incorporation or by merger, consolidation or otherwise); or issue any shares of Series IV Preferred Stock after the Series Original Issue Date (as defined below) with respect to the Series IV Preferred Stock other than pursuant to Section 2 of this Section B of Article Fourth;

                           (ii)  alter or change any of the provisions
(including the adoption of a new provision) of the Certificate of Incorporation of the Corporation or Bylaws of the Corporation so as to adversely affect the preferences, privileges, voting rights or other powers of Series IV Preferred Stock;

         5. OPTIONAL CONVERSION. The holders of the Series Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) RIGHT TO CONVERT. Each share of Series Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined (i) in the case of the Series I Preferred Stock, by dividing Two Dollars ($2.00) by the Series I Conversion Price (as defined below) in effect at the time of conversion, (ii) in the case of the Series II Preferred Stock, by dividing Three Dollars and Fifty Cents ($3.50) by the Series II Conversion Price (as defined below) in effect at the time of conversion, (iii) in the case of the Series III Preferred Stock, by dividing Four Dollars and Thirty-Two Cents ($4.32) by the Series III Conversion Price (as defined below) in effect at the time of conversion, or (iv) in the case of the Series IV Preferred Stock, by dividing Four Dollars and Thirty-Two Cents ($4.32) by the Series IV Conversion Price (as hereinafter defined) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series I Preferred Stock without the payment of additional consideration by the holder thereof (the "Series I Conversion Price") shall initially be Two Dollars ($2.00). The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series II Preferred Stock without the payment of additional consideration by the holder thereof (the "Series II Conversion Price") shall initially be Three Dollars and Fifty Cents ($3.50). The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series III Preferred Stock without the payment of additional consideration by the holder thereof (the "Series III Conversion Price") shall initially be Four Dollars and Thirty-Two Cents ($4.32). The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series IV Preferred Stock without the payment of additional consideration by the holder thereof (the "Series IV Conversion Price") shall initially be Four Dollars and Thirty-Two

Cents ($4.32). Such initial series conversion prices, and the respective rates at which shares of Series Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 7 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the fifth full day preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Rights for such shares shall continue until such price is paid in full; provided that upon delivery to the Corporation by a holder of shares of Series Preferred Stock of a notice of election to convert prior to the fifth full day preceding the date fixed for redemption, the right of the Corporation to redeem the shares of Series Preferred Stock to be converted by such holder shall terminate, regardless of whether a notice of redemption has been mailed as aforesaid. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series Preferred Stock.

                  (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable series Conversion Price.

                  (c)      MECHANICS OF CONVERSION.

                           (i)   In order for a holder of Series Preferred
Stock to convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 5, such holder shall surrender the certificate or certificates for such shares of Series Preferred Stock, at the office of the transfer agent for the Series Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date

("Conversion Date"). Each conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. All shares of Common Stock delivered upon conversion of the Series Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

                           (ii)   The Corporation shall at all times when the
Series Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred Stock. Before taking any action which would cause an adjustment reducing the series conversion price for a series of Series Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Series Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted series conversion price.

                           (iii)  From the date of delivery by a holder of
shares of Series Preferred Stock of such notice of election to convert, in lieu of dividends on such shares of Series Preferred Stock pursuant to Section 2, such shares of Series Preferred Stock shall participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the Common Stock as if such shares of Series Preferred Stock (including dividends on such shares payable in additional shares pursuant to Section 2) had been converted to shares of Common Stock at the time of such delivery.

                           (iv)   Upon any such conversion, no adjustment to
the series conversion price shall be made for any declared and/or accrued but unpaid dividends on the Series Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                           (v)    All shares of Series Preferred Stock which
shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared and/or accrued but unpaid dividends thereon. Any shares of Series Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series Preferred Stock accordingly.

                           (vi)   The Corporation shall pay any and all issue
and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (d)      ADJUSTMENTS TO SERIES CONVERSION PRICE FOR DILUTING
ISSUES:

                           (i)      Special Definitions.  For purposes of this
Subsection 5(d), the following definitions shall apply:

                                    (A)  "Option" shall mean rights, options
or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                                    (B)  "Series Original Issue Date" shall
mean the date on which a share of Series Preferred  Stock was first issued.

                                    (C)  "Convertible Securities" shall mean
any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                    (D)  "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Corporation after the Series Original Issue Date, other than:

                                         (I)   shares of Common Stock issued or
                                               issuable upon conversion of any
                                               Convertible Securities or
                                               exercise of any Options
                                               outstanding on the Series
                                               Original Issue Date, including
                                               any shares of Common Stock
                                               issuable to PharmaBio Development
                                               Inc. ("PharmaBio"), pursuant to
                                               the terms of the Alliance
                                               Agreement dated September 5, 1996
                                               between the Corporation and
                                               PharmaBio;

                                         (II)  shares of Common Stock issued or
                                               issuable as a dividend or
                                               distribution on all shares of
                                               Preferred Stock or any Series
                                               Preferred Stock;

                                         (III) shares of Common Stock issued or
                                               issuable by reason of a dividend,
                                               stock split, split-up or other
                                               distribution, reclassification,
                                               exchange or substitution provided
                                               for in Subsections 5(e) or 5(f)
                                               below; or

                                         (IV)  shares of Common Stock issued
                                               from time to time, or shares of
                                               Common Stock issued or issuable
                                               upon exercise of rights, options
                                               or warrants granted or issued
                                               from time to time, to employees
                                               or directors of, or consultants
                                               or advisors to, the Corporation,
                                               pursuant to stock plans approved
                                               by the board of directors.

                           (ii)     NO ADJUSTMENT OF SERIES CONVERSION PRICE.
No adjustment in the number of shares of Common Stock into which a share of any series of Series Preferred Stock is convertible shall be made, by adjustment in the applicable series conversion price thereof: (a) unless the consideration per share (determined pursuant to Subsection 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable series conversion price in effect immediately prior to the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least 60% of the then outstanding shares of such series of Series Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

                           (iii)    Issue of Securities Deemed Issue of
                                    Additional Shares of Common Stock.

If the Corporation at any time or from time to time after the Series Original Issue Date shall issue any Options (excluding Options covered by Subsection 5(d)(i)(D)(iv) above) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued with respect to a series of Series Preferred Stock unless the consideration per share (determined pursuant to Subsection 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable series conversion price for such series of Series Preferred Stock in effect on the date of and immediately prior to such issue of Options or Convertible Securities, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (A)  No further adjustment in the series
conversion price for such series of Series Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (B)  If such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the series conversion price for such series of Series Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                    (C)  Upon the expiration or termination of
any such unexercised Option, the series conversion price for such series of Series Preferred Stock shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of such series conversion price;

                                    (D)  In the event of any change in the
number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the series conversion price then in effect for such series of Series Preferred Stock shall forthwith be readjusted to such series conversion price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security; and

                                    (E)  No readjustment pursuant to clause
(B) or (D) above shall have the effect of increasing the series conversion price for such series of Series Preferred Stock to an amount which exceeds the lower of (i) such series conversion price on the original adjustment date, or (ii) the series conversion price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

In the event the Corporation, after the Series Original Issue Date, amends the terms of any such Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Series Original Issue Date or were issued after the Series Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Series Original Issue Date and the provisions of this Subsection 5(d)(iii) shall apply.

                           (iv)     ADJUSTMENT OF SERIES CONVERSION PRICE UPON
ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall at any time after the Series Original Issue Date issue Additional Shares of Common Stock with respect to a series of Series Preferred Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5(d)(iii), but excluding shares issued as a stock split or combination as provided in Subsection 5(e) or upon a dividend or distribution as provided in Subsection 5(f)), without consideration or for a consideration per share less than the applicable series conversion price for such series of Series Preferred Stock in effect immediately prior to such issuance, then and in such event, such series conversion price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such series conversion price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the series conversion price in effect immediately prior to such issuance; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Subsection 5(d)(iv), all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the exercise price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

Notwithstanding the foregoing, the applicable series conversion price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

                           (v)      DETERMINATION OF CONSIDERATION. For purposes
of this Subsection 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock with respect to a series of Series Preferred Stock shall be computed as follows:

                                    (A)   CASH AND PROPERTY:  Such consideration
                                          shall:

                                          (I)    insofar as it consists of cash,
                                                 be computed at the aggregate of
                                                 cash received by the
                                                 Corporation, excluding amounts
                                                 paid or payable for accrued
                                                 interest;

                                          (II)   insofar as it consists of
                                                 property other than cash, be
                                                 computed at the fair market
                                                 value thereof at the time of
                                                 such issue, as determined in
                                                 good faith by the Board of
                                                 Directors; provided that if the
                                                 holders
                                                 of 40% of the then outstanding
                                                 shares of such series of Series
                                                 Preferred Stock shall object to
                                                 any such determination, the
                                                 Board of Directors shall retain
                                                 an independent appraiser
                                                 reasonably satisfactory to such
                                                 holders to determine such fair
                                                 market value. The holders shall
                                                 be notified promptly of any
                                                 consideration other than cash
                                                 to be received by the
                                                 Corporation and furnished with
                                                 a description of the
                                                 consideration and the fair
                                                 market value thereof, as
                                                 determined by the Board of
                                                 Directors; and

                                          (III)  in the event Additional Shares
                                                 of Common Stock are issued
                                                 together with other shares or
                                                 securities or other assets of
                                                 the Corporation for
                                                 consideration which covers
                                                 both, be the proportion of such
                                                 consideration so received,
                                                 computed as provided in clauses
                                                 (I) and (II) above as
                                                 determined in good faith by the
                                                 Board of Directors; provided
                                                 that if the holders of 40% of
                                                 the then outstanding shares of
                                                 such series of Series Preferred
                                                 Stock shall object to any such
                                                 determination, the Board of
                                                 Directors shall retain an
                                                 independent appraiser
                                                 reasonably satisfactory to such
                                                 holders to determine such fair
                                                 market value.

                                    (B)     OPTIONS AND CONVERTIBLE SECURITIES.
The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued with respect to a series of Series Preferred Stock pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                            (x)  the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                            (y)  the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Series Original Issue Date effect a subdivision of the outstanding Common Stock, the series conversion prices then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series Original Issue Date combine the outstanding shares of Common Stock, the series conversion prices then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time, or from time to time after the Series Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the series conversion prices then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the series conversion prices for the Series Preferred Stock then in effect by a fraction:

                           (1) the numerator of which shall be the total number
                  of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                           (2) the denominator of which shall be the total
                  number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the series conversion prices shall be recomputed accordingly as of the close of business on such record date and thereafter the series conversion prices shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock immediately prior to such event or (ii) a dividend or other distribution of shares of Series Preferred Stock which are convertible, immediately prior to such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

                  (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series Preferred Stock been converted into Common Stock immediately prior to such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock immediately prior to such event.

                  (h) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                  (i) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In case of any consolidation or merger of the Corporation with or into another corporation or other entity or the sale of all or substantially all of the assets of the Corporation to another corporation or other entity (other than a consolidation, merger or sale which is covered by Section 3(c)), each share of Series Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series Preferred Stock would have been entitled upon such consolidation, merger or sale, assuming such holder of Common Stock of the Corporation (x) is not an entity with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such recapitalization, sale or transfer was made as the case may be ("constituent person"), or an affiliate of a constituent person and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer (provided, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer is not the same for each share of Common Stock of the Corporation held immediately prior to such reclassification, change, consolidation, merger, recapitalization, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Section 5(i) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). In such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the series conversion prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series Preferred Stock.

                  (j) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or Bylaws through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 5 and Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred Stock against impairment.

                  (k) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the series conversion price with respect to a series of Series Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Series Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the series conversion price then in effect with respect to the series of Series Preferred Stock held by such holder, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such series of Series Preferred Stock.

                  (l) SUCCESSIVE ADJUSTMENTS. The adjustments described in Sections 5(d), (e), (f), (g), (h) and (i) shall be made successively whenever any event listed in such Sections shall occur.

                  (m)      NOTICE OF RECORD DATE.  In the event:

                           (i)      that the Corporation declares a dividend
(or any other distribution) on its Common Stock;

                           (ii)     that the Corporation subdivides or combines
its outstanding shares of Common Stock;

                           (iii)    of any reclassification of the Common Stock
of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation for which approval of any stockholders of the Corporation is required, or of the sale of all or substantially all of the assets of the Corporation;

                           (iv)     of the involuntary or voluntary dissolution,
liquidation or winding up of the Corporation; or

                           (v)      that the Corporation authorizes the granting
to the holders of Common Stock generally of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any rights or warrants to purchase any class or series of capital stock.

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series Preferred Stock, and shall cause to be mailed to the holders of the Series Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                                    (A)     the record date of such dividend,
                                            distribution, subdivision or
                                            combination or granting of rights or
                                            warrants, or, if a record is not to
                                            be taken, the date as of which the
                                            holders of Common Stock of record to
                                            be entitled to such dividend,
                                            distribution, grant, subdivision or
                                            combination are to be determined, or

                                    (B)     the date on which such
                                            reclassification, consolidation,
                                            merger, sale, dissolution,
                                            liquidation or winding up is
                                            expected to become effective, and
                                            the date as of which it is expected
                                            that holders of Common Stock of
                                            record shall be entitled to exchange
                                            their shares of Common Stock for
                                            securities or other property
                                            deliverable upon such
                                            reclassification, consolidation,
                                            merger, sale, dissolution or winding
                                            up.

         6.       MANDATORY CONVERSION.

                  (a) Upon (i) the closing of the sale of shares of Common Stock, at a price to the public of at least $6.50 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $15,000,000 of gross proceeds to the Corporation, or (ii) upon notice to the Corporation given by the holders of not less than 66 2/3% of the aggregate shares of Series I Preferred Stock, Series II Preferred Stock and Series IV Preferred Stock then outstanding and not less than 80% of the shares of Series III Preferred Stock then outstanding, (A) all outstanding shares of Series Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate for each series of Series Preferred Stock as determined in accordance with Section 5 and (B) the number of authorized shares of Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated as Series Preferred Stock, and all provisions included under the caption "Series I Convertible Preferred Stock, Series II Convertible Preferred Stock, Series III Convertible Preferred Stock and Series IV Convertible Preferred Stock", and all references to the Series Preferred Stock, shall be deleted and shall be of no further force or effect. The earlier of the events set forth under Section 6(a)(i) and Section 6(a)(ii) are referred to hereafter as the "Mandatory Conversion Date".

                  (b) All holders of record of shares of Series Preferred Stock shall be given prompt written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series Preferred Stock pursuant to this Section 6. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the Mandatory Conversion Date, all rights with respect to the Series Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series Preferred

Stock has been converted, and payment of any declared [and/or accrued] but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 5(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. Each conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. All shares of Common Stock delivered upon conversion of the Series Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

                  (c) All certificates evidencing shares of Series Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred Stock accordingly.


         7.       REDEMPTION.

                  (a) The Corporation will (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware), on the 31st day of July 2002, and on each of the first and second anniversaries thereof (each such date being referred to hereinafter as a "Mandatory Redemption Date"), redeem from each holder of shares of Series Preferred Stock, at a price equal to the applicable Liquidation Value per share, plus an amount equal to any dividends (whether earned or declared) accrued but unpaid thereon, but without interest, subject

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

to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the "Mandatory Redemption Price"), the following respective portions of the number of shares of Series Preferred Stock held by such holder on the applicable Mandatory Redemption Date:

                                                 Portion of Shares of
               Mandatory                           the Outstanding
            Redemption Date             Series Preferred Stock to be Redeemed
            ---------------             -------------------------------------
July 31, 2002                         33 1/3%
July 31, 2003                         50%
July 31, 2004                         All remaining outstanding shares of Series
                                      Preferred Stock

The Corporation shall provide notice specifying the time, manner and place of redemption and the Mandatory Redemption Price, by first class or registered mail, postage prepaid, to each holder of record of Series Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than 30 days prior to the applicable Mandatory Redemption Date.

If the Corporation is unable on any Mandatory Redemption Date to redeem any shares of Series Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Delaware, then the Corporation shall redeem such shares as soon thereafter, according to the priorities described in Section 7(b) below, as the restrictions precluding such redemption shall no longer be applicable.

                  (b) If the funds of the Corporation legally available for redemption of Series Preferred Stock on any Mandatory Redemption Date are insufficient to redeem the number of shares of Series Preferred Stock required under this Section 7 to be redeemed on such date, those funds which are legally available will be used to redeem, according to the priorities described in
Section 1, the maximum possible number of such shares of Series Preferred Stock ratably among such series of Series Preferred Stock on the basis of the number of shares of Series Preferred Stock which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of Series Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem at such time the balance of the shares which the Corporation was theretofore obligated to redeem, in the priorities and on the basis set forth in the preceding sentence.

                  (c) Unless there shall have been a default in payment in full of the Mandatory Redemption Price, on the Mandatory Redemption Date all rights of the holder of each share redeemed on such date as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Mandatory Redemption Price of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not from and after such Mandatory Redemption Date be deemed to be outstanding.

                  (d) If there shall have been a default in the payment in full of the Mandatory Redemption Price with respect to any series of Series Preferred Stock and such default is continuing, the Corporation shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Securities of such series of Series Preferred Stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities of such series of Series Preferred Stock (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with such series of Series Preferred Stock) or (ii) in accordance with Section 2, declare or make any dividend, distribution, redemption or purchase of Junior Stock with respect to such series of Series Preferred Stock described in Section 2, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of the Junior Stock with respect to such series of Series Preferred Stock.

                  (e) Any Series Preferred Stock redeemed pursuant to this
Section 7 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

         In furtherance of and not in limitation of powers conferred by statute, it is further provided:

                  1.       Election of directors need not be by written ballot.

                  2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

SEVENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH. Except to the extent that the General Corporation Law of Delaware, as amended from time to time, prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

NINTH. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; PROVIDED, HOWEVER, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and FURTHER PROVIDED that no such advancement of expenses shall be made if it is determined that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question,
(c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise and, (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH. The Holders of shares of capital stock of the Corporation shall have preemptive or preferential rights of subscription to any shares of capital stock or other securities of the Corporation only to the extent set forth in the Third Amended and Restated Stockholders' Agreement among the Corporation and the other parties thereto, as amended from time to time.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President this 17th day of May, 2000.

                                             THE MEDICINES COMPANY

                                                  /s/ Clive A. Meanwell
                                              By: ______________________________
                                                     Name:  Clive A. Meanwell
                                                     Title:    President



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